[UGLY DUCKLING LOGO]

CONTACTS:      Steven T. Darak - Senior Vice President and Chief Financial
               Officer
               (602) 852-6600
               Investor Relations - Ugly Duckling Corporation
               Investor-relations@uglyduckling.com

                UGLY DUCKLING REPORTS FIRST QUARTER 2001 RESULTS

FIRST QUARTER HIGHLIGHTS:

-  Total revenues were $164.0 million

- E-Commerce generated $15.1 million in revenues and 1,725 cars sold during the first quarter of 2001 as compared to $13.7 million in revenues and 1,553 cars sold during the fourth quarter of 2000

- Loan portfolio principal balance reached $535.0 million, representing a 28% increase over the year-ago quarter

- New loan originations were $126.0 million, consistent with the year ago quarter

- Entered into a $35 million Senior Secured Loan facility to replace its previous $38 million Senior Secured facility

- Entered into a $75-$100 million warehouse receivables line of credit with Greenwich Capital Financial Products, Inc. (announced April 16, 2001)

- Secured an option to extend until December 31, 2001, the Company's existing $25 million inventory line of credit (announced April 16, 2001)

- Closed 19th Securitization with loan principal balances of approximately $117.7 million and Class A bonds issued of $83.6 million (announced April 16,
   2001)

- Incurred $368,000 after tax charge to earnings in connection with the closing of Florida and Texas collection and loan administration centers

- The Company's Chairman of the Board and largest shareholder, Ernest C. Garcia II, made an offer to purchase all outstanding stock of the Company (announced April 16, 2001)

FINANCIAL HIGHLIGHTS
(IN 000'S, EXCEPT FOR PER SHARE NUMBERS)

                                        Three Months Ended
                                             March 31,
                                       ---------------------
                                         2001         2000
                                       --------     --------
   Total Revenues                      $164,030     $158,317
   Operating Income                    $  6,179     $  9,892
   Net Earnings                        $  1,822     $  4,483
   Diluted Net Earnings per Share      $   0.15     $   0.30


                                      # # #

Ugly Duckling Reports First Quarter 2001 Results
Page 2 of 10


PHOENIX - April 25, 2001 - Ugly Duckling Corporation (Nasdaq NM: UGLY), the largest used car sales company focused exclusively on the sub-prime market, today reported its first quarter financial results for 2001.

QUARTER OVER QUARTER RESULTS

For the three months ended March 31, 2001, the Company reported net earnings of $1,822,000, or $0.15 per diluted share, compared with net earnings for the same period of 2000 of $4,483,000, or $0.30 per diluted share. The decrease in earnings in 2001 is attributable to an increase in the provision for loan losses charged to current earnings of 31% of originations in 2001 versus 27% in 2000. In addition, during the first quarter of 2001, the Company incurred an after tax charge of approximately $368,000 or $0.03 per diluted share to earnings in connection with the closing of its collections and loan administration operations in Florida and Texas as described below.

In the fourth quarter of 2000, the Company incurred an after tax charge of $5.9 million dollars which increased the effective provision rate for fiscal year 2000 to approximately 30% of originations. Had a pro rata portion of this provision been reflected in the first quarter of 2000, earnings for the three months ended March 31, 2000 would have decreased by $2.3 million or $0.15 per diluted share.

During the first quarter of 2001, the Company initiated a plan to close its collections and loan administration operations in Clearwater, Florida, Plano, Texas and Dallas, Texas and move them to the Company stores or to its Gilbert, Arizona collection facility. As a result of these closings, the Company took an after tax charge of approximately $368,000 to cover payroll, severance and certain property related expenses. The Company also expects to take an additional restructuring charge in the second quarter related to costs of abandoned assets still in use with a carrying value of approximately $500,000. The estimated impact resulting from the shut down of these operations, including the impact of future charges, is estimated to be break even over the remainder of 2001 and to increase operating results by $1.5 million annually beginning in 2002.

Total revenues remained relatively constant at $164,030,000 for the first quarter of 2001 as compared to $158,317,000 for the first quarter of 2000, an increase of approximately 4%. While the Company sold less cars during the first three months of 2001 versus 2000, interest income rose 33% due to the growth of the on-balance sheet portfolio. The decrease in the number of cars sold from 15,802 in 2000 compared to 14,851 in 2001 is primarily due to a greater focus on the loan quality of the contracts originated. As a result of the development of a risk management function during the latter half of 2000, the Company has made significant adjustments in its underwriting policies toward the ultimate goal of improving loan losses.

The more restrictive underwriting guidelines have also impacted new loan originations, which have declined from $128,123,000 during the first quarter of 2000 to $126,015,000 during the first quarter of 2001. The amount financed, however, has increased on a per car sold basis from $8,150 in 2000 to $8,528 in 2001, primarily due to an increase in the overall sales price of the cars sold.

Ugly Duckling Reports First Quarter 2001 Results
Page 3 of 10


Operating expenses for the first quarter of 2001 remained constant at 23% of revenues, or $37,471,000 and $35,881,000 for the first quarters of 2001 and 2000, respectively, but is a decrease from the 25% of revenues experienced during the fourth quarter of 2000.

LOAN PORTFOLIO

Primarily as a result of the Company's in store collectors, its current accounts, those accounts not one day delinquent, have continued to improve both over the same quarter of 2000 as well as over the third and fourth quarters of 2000. Current accounts as March 31, 2001 were 78.6% versus 74.8% at March 31, 2000. Current accounts at the end of the third and fourth quarters of 2000 were 72.4% and 66.1%, respectively. As a result of the apparent success of the in store collectors, the Company is in the process of adding in store collectors to service the 31-60 day delinquent accounts at the dealerships in addition to the 1-30 days delinquent accounts currently serviced. The 31+ day accounts have remained relatively constant at 5.7% at the end of the first quarter of 2001, as compared to 5.3% at the end of the same quarter of 2000.

Based upon its continued review of the adequacy of the Allowance for Credit Losses, the Company recorded a provision for loan losses for the three months ended March 31, 2001 at 31% of originations. The 31% provision is 100 basis points higher than the effective 30% provision for 2000, as losses on its existing portfolio continue to emerge at higher than expected levels. With the provision recorded during the quarter, the Company believes the Allowance balance as of March 31, 2001 remains at a level that it estimates to be adequate to cover net charge offs for the next 12 to 15 months, the Company's targeted coverage range for the Allowance.

UGLYDUCKLING.COM PROVIDES CONTINUED GROWTH

Ugly Duckling's website, located at http://www.uglyduckling.com/, remains a consistent source of new leads and sales. The site provides potential customers with instant credit applications as well as maps to the Company's dealerships nationwide. From customers initially applying for credit through its website, 12,135 applications were received in the first quarter of 2001 generating $15.1 million in revenue from 1,725 car sales. In the fourth quarter of 2000, the Company's Internet applications generated revenues of over $13.7 million from 1,553 cars sold.

SENIOR SECURED LOAN FACILITY AND SUBORDINATED LOAN

As previously reported, during January 2001, the Company entered into a $35 million senior secured loan facility as a renewal for its $38 million senior loan facility originated in May 1999. The loan proceeds provide additional working capital and funds to pay down existing debt. Concurrently, the Company also entered into a $7 million subordinated loan with Verde Investments, Inc., an affiliate of the Company's Chairman and largest shareholder, Mr. Ernest C. Garcia II. The Verde loan was a condition for the new senior secured loan facility and the Verde loan proceeds were placed in escrow as additional collateral for the $35 million senior secured loan. Among other conditions, the Verde loan is subordinate to the new senior secured loan.

Ugly Duckling Reports First Quarter 2001 Results
Page 4 of 10


WAREHOUSE LENDER

As previously reported, the Company entered into a $75 to $100 million warehouse receivables line of credit with Greenwich Capital Financial Products, Inc. The line of credit replaces the Company's existing warehouse receivables facility. The new facility is capped at $75 million for seven months of the year and increases to $100 million for the five months of the Company's peak loan origination season. Interest is payable at LIBOR plus 2.8%.

INVENTORY LINE OF CREDIT

Also as previously announced, the Company secured an option to extend its current inventory line of $25 million until December 31, 2001, subject to certain fees and interest rate adjustments. The Company continues to pursue a replacement for this facility.

CLOSING OF 19TH SECURITIZATION

The Company announced the completion of its 19th securitization, consisting of approximately $117.7 million in principal balances and the issuance of approximately $83.6 million in Class A bonds. The coupon rate on the Class A bonds is 5.09%, the initial deposit into the reserve account was 3% and the reserve account maximum is 8%, all substantial improvements over the Company's most recent securitizations.

RECEIPT OF OFFER TO PURCHASE OUTSTANDING COMPANY STOCK

As previously announced, the Company confirmed the receipt of an offer from Mr. Ernest C. Garcia II, the Company's Chairman of the Board and largest shareholder, to the Board of Directors to purchase all of the outstanding shares of the Company common stock. Under the terms of the offer, shareholders would receive $7.00 per share, $2.00 in cash and $5.00 in subordinated debentures from the acquiring company. The subordinated debentures would bear interest at 10%. The offer also states that Greg Sullivan, the Company's Chief Executive Officer and President, would receive an option to purchase a 20% interest in the acquiring company. The Company's Board of Directors has established a special transaction committee of the board to evaluate the proposal and make a recommendation to the full board on the proposal.

CONFERENCE CALL/RESCHEDULED CONFERENCE CALL TIME

Ugly Duckling will be holding an investor conference call to discuss the Company's financial and operational results at 12:00 pm eastern (9:00 am Phoenix) on April 25, 2001. The conference call will be one-half hour later than the previously announced time of 11:30 am (Eastern), 8:30 am (Phoenix). Investors will have the opportunity to listen to the conference call over the Internet through Ugly Duckling's website at http://www.uglyduckling.com/ and click on investor information (or go directly to http://www.uglyduckling.com/investor/index.asp) and then click on "1st Quarter Earnings Call." To listen to the live call, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call on the Company's website at http://www.uglyduckling.com. The replay will be available for 30 days.

Ugly Duckling Reports First Quarter 2001 Results
Page 5 of 10


Headquartered in Phoenix, Arizona, Ugly Duckling Corporation is the largest operator of used car dealerships focused exclusively on the sub-prime market. The Company underwrites, finances and services sub-prime contracts generated at its 77 Ugly Duckling dealerships, located in 11 metropolitan areas in eight states.

                                  ************

         This press release includes statements that constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We claim the protection of the safe-harbor for our forward looking statements. Forward-looking statements are often characterized by the words "may," "anticipates," "believes," "estimates," "projects," "expects" or similar expressions and do not reflect historical facts. Forward-looking statements in this release may relate, among other matters, to: anticipated financial results, such as profitability; the continued success of the Company's business model; improvements in collection and loan performance; improving operating performance; continued ability to securitize loans; our ability to replace our inventory line of credit before December 31st of this year; improving credit markets; return of credit enhancements to more traditional levels; and an improving interest rate environment. Forward looking statements include risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from those expressed or implied by such forward looking statements. Factors that could affect our results of financial condition generally and cause or contribute to differences from these forward-looking statements include, but are not limited to: any decline in consumer acceptance of our car sales strategies or marketing campaigns; any inability of the Company to finance its operations in light of a tight credit market for the sub-prime industry, including the replacement of its inventory line of credit; any deterioration in the used car finance industry; increased competition in the used car sales and finance industry; adverse economic conditions; any inability of the Company to monitor and improve its underwriting and collection processes; any changes in estimates and assumptions in, and the ongoing adequacy of, our allowance for credit losses; any inability of the Company to continue to reduce operating expenses as a percentage of sales; any material litigation against us or material, unexpected developments in existing litigation; and any new or revised accounting, tax or legal guidance that adversely affect used car sales or financing. Other factors are detailed in the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Factors," "Factors That May Affect Future Results and Financial Condition" and "Factors That May Affect Future Stock Performance" in our most recent reports on Form 10-K and Form 10-Q (including Exhibit 99 attached to any such Form 10-Q) and elsewhere in our Securities and Exchange Commission filings. There may also be other factors that we are currently unable to identify or quantify, but that may arise or become known in the future. Forward looking statements speak only as of the date the statement was made. By making these forward-looking statements, we undertake no obligation to update these statements for revisions or changes after the date of this report. References to Ugly Duckling Corporation as the largest chain of buy-here pay-here used car dealerships in the United States is management's belief based upon the knowledge of the industry and not on any current independent third party study.

         There can be no assurance that the proposed transaction included in this press release will be accepted by the Company in its proposed form or any revised form or, that even if accepted, the transaction will close. In the event that the proposed transaction is accepted by the Company, the acquiring company and Ugly Duckling will likely be required to file a joint proxy statement/prospectus and to make certain other filings regarding the proposed transaction with the Securities and Exchange Commission. Investors and security holders are advised to read all such filings regarding the proposed transaction, when and if the transaction proceeds and such filings are made, because they will contain important information. Investors and security holders may obtain free copies of any such filings (when and if they become available) and other documents filed by Ugly Duckling Corporation with the Commission at the Commission's website at

Ugly Duckling Reports First Quarter 2001 Results
Page 6 of 10


      www.sec.gov. Information concerning any participants in any solicitation of Ugly Duckling stockholders that is made in connection with the proposed transaction will be disclosed when available.


                            [Financial Tables Follow]

Ugly Duckling Reports First Quarter 2001 Results
Page 7 of 10


                            UGLY DUCKLING CORPORATION
                         CONSOLIDATED OPERATING RESULTS
                                   (Unaudited)
                (Dollars in thousands, except per share amounts)

                                                     THREE MONTHS ENDED
                                                          MARCH 31,
                                                 --------------------------
                                                    2001             2000
                                                 ---------        ---------
Cars Sold                                           14,851           15,802
                                                 =========        =========

Total Revenues                                   $ 164,030        $ 158,317
                                                 =========        =========


Sales of Used Cars                               $ 130,186        $ 132,786
Less:
Cost of Used Cars Sold                              72,841           72,942
Provision for Credit Losses                         39,020           34,573
                                                 ---------        ---------
                                                    18,325           25,271
Other Income (Expense):
Interest Income                                     33,844           25,531
Portfolio Interest Expense                          (8,519)          (5,029)
                                                 ---------        ---------
     Net Interest Income                            25,325           20,502
                                                 ---------        ---------

Income before Operating Expenses                    43,650           45,773

Operating Expenses:
Selling and Marketing                                7,626            8,135
General and Administrative                          27,438           25,538
Depreciation and Amortization                        2,407            2,208
                                                 ---------        ---------
     Operating Expenses                             37,471           35,881

Operating Income                                     6,179            9,892

     Other Interest Expense                          3,091            2,292
                                                 ---------        ---------

     Earnings before Income Taxes                    3,088            7,600
Income Taxes                                         1,266            3,117
                                                 ---------        ---------
Net Earnings                                     $   1,822        $   4,483
                                                 =========        =========
Net Earnings per Common Share:
     Basic                                       $    0.15        $    0.30
                                                 =========        =========
     Diluted                                     $    0.15        $    0.30
                                                 =========        =========
Shares Used in Computation:
Basic Weighted Average Shares Outstanding           12,292           14,905
                                                 =========        =========
Diluted Weighted Average Shares Outstanding         12,325           15,153
                                                 =========        =========

Ugly Duckling Reports First Quarter 2001 Results
Page 8 of 10


                            UGLY DUCKLING CORPORATION
             CONSOLIDATED OPERATING EXPENSES AND RELATED INFORMATION
                                   (Unaudited)
                 (Dollars in thousands, except per car amounts)

                                                          THREE MONTHS ENDED
                                                               MARCH 31,
                                                       ------------------------
                                                         2001            2000
                                                       --------        --------
SEGMENT INFORMATION:
  Retail Operations:
    Selling and Marketing                              $  7,626        $  8,135
    General and Administrative                           14,658          14,190
    Depreciation and Amortization                         1,326           1,071
                                                       --------        --------
       Operating Expenses - Retail                       23,610          23,396
                                                       --------        --------
  Portfolio Expense:
    General and Administrative                            8,008           6,077
    Depreciation and Amortization                           264             300
                                                       --------        --------
       Operating Expenses - Portfolio                     8,272           6,377
                                                       --------        --------
  Corporate Expense:
    General and Administrative                            4,772           5,271
    Depreciation and Amortization                           817             837
                                                       --------        --------
       Operating Expenses - Corporate                     5,589           6,108
                                                       --------        --------
Total Operating Expense                                $ 37,471        $ 35,881
                                                       ========        ========

Total Operating Exp. - % of Revenues                       22.8%           22.7%
                                                       ========        ========

OTHER INFORMATION:
Dealerships Open - End of period                             77              75
                                                       ========        ========
Used Cars Sold                                           14,851          15,802
                                                       ========        ========
Principal Balances Originated                          $126,015        $128,123
                                                       ========        ========
Provision as % of Originations                             31.0%           27.0%
                                                       ========        ========

Retail Operating Expenses - Per Car Sold:
    Selling and Marketing                              $    514        $    515
    General and Administrative                              987             898
    Depreciation and Amortization                            89              68
                                                       --------        --------
 Total Retail Operations - Per Car Sold                $  1,590        $  1,481
                                                       ========        ========

Corporate Expenses:
Per Car Sold                                           $    376        $    387
                                                       ========        ========
As % of Total Revenues                                      3.4%            3.9%
                                                       ========        ========

Loan Servicing Expenses - % of Portfolio Managed:
Managed Principal Balances:
Dealership Originations                                $535,039        $461,824
Serviced for Others                                         527           7,851
                                                       --------        --------
                                                       $535,566        $469,675
                                                       ========        ========
Loan Servicing Expenses (Annualized) as
  % of Managed Principal Balances                           6.3%            6.2%
                                                       ========        ========

Ugly Duckling Reports First Quarter 2001 Results
Page 9 of 10


                            UGLY DUCKLING CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)
                             (Dollars in thousands)

                                               MARCH 31,            DECEMBER 31,
                                     ---------------------------   ------------
                                           2001           2000           2000
                                      ------------   ------------   ------------
                   ASSETS
Cash and Cash Equivalents                $  8,579      $  6,330       $  8,805
Finance Receivables, Net                  522,893       407,267        500,469
Note Receivable from Related Party         12,000        12,000         12,000
Inventory                                  43,434        49,058         63,742
Property and Equipment, Net                39,215        32,141         38,679
Intangible Assets, Net                     12,288        14,359         12,527
Other Assets                               17,779        12,636         11,724
Net Assets of Discontinued Operations       3,282        14,162          4,175
                                         --------      --------       --------
                                         $659,470      $547,953       $652,121
                                         ========      ========       ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts Payable                         $  1,782      $  2,928       $  2,239
Accrued Expenses and Other Liabilities     29,600        29,289         36,830
Notes Payable - Portfolio                 390,615       282,865        406,551
Other Notes Payable                        39,444        33,418         16,579
Subordinated Notes Payable                 40,807        28,900         34,522
                                         --------      --------       --------
Total Liabilities                         502,248       377,400        496,721
                                         --------      --------       --------
Stockholders' Equity:
     Preferred Stock                           --            --             --
     Common Stock                              19            19             19
     Additional Paid-in Capital           173,723       173,663        173,723
     Retained Earnings                     23,594        17,192         21,772
     Treasury Stock, at cost              (40,114)      (20,321)       (40,114)
                                         --------      --------       --------
Total Stockholders' Equity                157,222       170,553        155,400
                                         --------      --------       --------

                                         $659,470      $547,953       $652,121
                                         ========      ========       ========

Ugly Duckling Reports First Quarter 2001 Results
Page 10 of 10


                            UGLY DUCKLING CORPORATION
         FINANCE RECEIVABLES AND ALLOWANCE FOR CREDIT LOSSES INFORMATION
                                   (Unaudited)
                             (Dollars in thousands)

                                                               MARCH 31,
                                                      -------------------------
                                                         2001            2000
                                                      ---------       ---------
Contractually Scheduled Payments                      $ 726,515       $ 574,664
Unearned Interest Income                               (191,476)       (155,751)
                                                      ---------       ---------
     Principal Balances, net                            535,039         418,913
Accrued Interest                                          5,213           4,101
Loan Origination Costs                                    7,601           6,094
                                                      ---------       ---------
     Principal Balances, net                            547,853         429,108
Investments Held in Trust                                77,040          12,693
Residuals in Finance Receivables Sold                        --          53,051
                                                      ---------       ---------
     Finance Receivables                                624,893         494,852
Allowance for Credit Losses                            (102,000)        (87,585)
                                                      ---------       ---------
Finance Receivables, net                              $ 522,893       $ 407,267
                                                      =========       =========

Allowance as % of Ending Principal Balances, Net           19.1%           20.9%
                                                      =========       =========

                                                          THREE MONTHS ENDED
                                                               MARCH 31,
                                                      -------------------------
                                                         2001            2000
                                                      ---------       ---------
Allowance Activity:
Balance, Beginning of Period                          $  99,700       $  76,150
Provision for Credit Losses                              39,062          34,573
Other Allowance Activity                                     --             104
Net Charge Offs                                         (36,762)        (23,242)
                                                      ---------       ---------
Balance, End of Period                                $ 102,000       $  87,585
                                                      =========       =========

Charge off Activity:
Principal Balances                                    $ (47,156)      $ (31,166)
Recoveries, Net                                          10,394           7,924
                                                      ---------       ---------
Net Charge Offs                                       $ (36,762)      $ (23,242)
                                                      =========       =========

                                                    MANAGED LOANS OUTSTANDING
                                             ---------------------------------------
                                             PRINCIPAL BALANCES       # OF LOANS
                                             ------------------   ------------------
MARCH 31:                                      2001      2000       2001      2000
                                             --------  --------   --------  --------
Principal - Managed                          $535,039  $461,824     87,033    75,496
Less:  Principal - Securitized and Sold            --    42,911         --    13,037
                                             --------  --------   --------  --------
Principal - Retained on Balance Sheet        $535,039  $418,913     87,033    62,459
                                             ========  ========   ========  ========

                                                          MARCH 31,
                                                      -----------------
DAYS DELINQUENT:                                       2001        2000
                                                      -----       -----
Current                                                78.6%       74.8%
1-30 Days                                              15.7%       19.9%
31-60 Days                                              3.3%        3.4%
61-90 Days                                              2.4%        1.9%
                                                      -----       -----
Total Portfolio                                       100.0%      100.0%
                                                      =====       =====